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                            JOINT MARKETING AGREEMENT

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                               GIANETTI RUOTE SPA



                                      -and-



                              ACCURIDE CORPORATION








                            Dated: November 16, 2000


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                            JOINT MARKETING AGREEMENT

THIS JOINT MARKETING AGREEMENT (the "AGREEMENT") is made as of the 16th day of November, 2000 by and between GIANETTI RUOTE SPA, a corporation having its principal place of business at Via Stabilimenti 31, 20020 Ceriano Laghetto (Milano) Italy, ("GIANETTI RUOTE") and ACCURIDE CORPORATION, a Delaware corporation having its principal place of business at 7140 Office Circle, Evansville, Indiana, USA ("ACCURIDE") (Gianetti and Accuride are hereinafter referred to individually as a "party" and collectively as the "parties").

RECITALS

(A) Gianetti Ruote is a leading O.E.M. (Original Equipment Manufacturer) of heavy vehicle steel wheels in Europe and Accuride is a leading O.E.M (Original Equipment Manufacturer) of heavy wheels in North America.

(B) The parties have entered into a letter of understanding, dated as of August 4, 2000, which provides, among other things that the parties will enter into this Agreement.

(C) The parties believe that this Agreement will provide opportunities for the more successful competitive marketing of their products worldwide to their mutual benefit, through enabling them, among other things, to provide a single source for their customers global needs.

(D) In particular the parties believe that this Agreement will enable both companies to compete on a global basis in the o.e. (original equipment) market for heavy wheels and, in particular, to respond to the increasing number of global tenders for such product.

(E) The parties intend to establish a Steering Committee to direct the joint marketing efforts contemplated by this Agreement.


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NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION

In this Agreement unless otherwise specified, reference to:-

     (a)  "Steering Committee" shall mean the Committee established under clause
          3.3 below;

     (b)  the "Effective Date" means the date of this Agreement;

     (c)  "OEM" means Original Equipment Manufacturers

     (d) "o.e." means original equipment. It shall be used in opposition to the word "A.M." (Aftermarket) to indicate the specific destination of the products, that is the market of original equipment products (o.e.) opposed to the market of spare parts (A.M.).

     (e) "A.M." means Aftermarket. It is used to indicate the destination of the products to the market of spare parts in opposition to the o.e. (original equipment) market

     (f) a party means a party to this Agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking;

     (g) a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

     (h) reference to recitals, clauses, paragraphs or schedules are to recitals, clauses and paragraphs of and schedules to this Agreement. The recitals and schedules hereto form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

     (i) writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form other than writing stored in electronic or magnetic form or displayed on an electronic or visual display screen or in other transitory form;

     (j) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

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2.   JOINT MARKETING UNDERTAKING


2.1  PURPOSE

     Each of Gianetti Ruote and Accuride agree to enter into mutually agreed upon activities in order to meet the global needs of their OEM and A.M. customers for heavy wheels and other agreed upon marketing objectives. The activities to be undertaken shall be determined by the Steering Committee as set forth in Section 3.3.

2.2  REASONABLE EFFORTS

     Each of Gianetti Ruote and Accuride shall carry out the respective tasks and discharge the respective responsibilities assigned to them as set out below in furtherance of this Agreement to be implemented by them under the auspices of this Agreement. Wherever the fulfilment or performance of any obligation undertaken by either or both of the parties is dependent on the decision of, or co-operation from, a third party none of the parties shall be liable to the other if each of the parties shall have used their respective best endeavours to secure a favourable decision from a such third party or, as the case may be, obtain the required co-operation.

3.   MARKETING; JOINT BIDS; MANAGEMENT

3.1  MARKETING

     Each of the parties shall earnestly and diligently co- operate in the joint marketing, in such party's existing sales territory, of the other parties products, primarily with the goal of making joint global bids to OEM's who require heavy wheels. In that regard, each party will do the following:

     (a)  develop a basic understanding of each other's services and products;

     (b)  provide training to each other's personnel;

     (c)  issue a joint press announcement describing this relationship;

     (d) seek joint or co-operative marketing opportunities, such as joint sales presentations, joint proposals and shared public relations;

     (e) exchange customer lists, including customer name, address, primary contact and telephone number;

     (f) identify and pre-qualify prospective customers, and determine the suitability of the parties' products for customers and prospective customers;

     (g) generate interest in prospective customers for their respective products;

     (h)  visit prospective customers;

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     (i)  introduce representatives of the other party to the decision- making executives of prospective customers;

     (j) participate in joint presentations and develop joint bids to customers and prospective customers for the supply of their respective products;

     (k) keep each other informed on progress with prospects, and on new services and products;

     (l) refer to the other's services or products in appropriate trade advertising, marketing literature, new product announcements and promotional materials;

     (m) use commercially reasonable efforts to develop or maintain a capacity to manufacture their respective products to satisfy demand;

     (n) appoint two (2) senior persons employed or engaged by them and with relevant industry experience to serve on the Steering Committee; and

     (o) perform its activities under this Agreement and conduct its business in a professional manner consistent with the business, good standing and reputation of both parties.

3.2  JOINT BIDS AND SALES RECEIPTS

     Each party shall be responsible for supplying products sold under contract, pursuant either to a joint or individual bid, in its respective Territory, and shall be entitled to the sales receipts therefrom without obligation to share such receipts with or otherwise compensate the other for such sales.

3.3  STEERING COMMITTEE MEETINGS AND FUNCTION

     The Steering Committee, by unanimous vote, shall agree upon the activities to be undertaken pursuant to this Agreement. The Steering Committee shall consist of two appointees of Gianetti and two appointees of Accuride, who may be appointed and removed by the will of the party appointing them. The Committee shall hold quarterly (or as otherwise agreed) meetings to discuss the business relationship at a location to be determined by the Committee. At these meetings, the parties will:

     (a) discuss issues related to marketing support and marketing communications;

     (b) discuss and evaluate each of the marketing tasks and objectives set forth in clause 3.1 of this Agreement;

     (c) determine the most efficient methods to service the sales, or potential sales, of the parties' products within and outside the existing sales territories of the parties;

     (d) schedule on-site visits of management and technical personnel in order to avoid or minimise disruption of business operations or production schedules; and

     (e)  co-ordinate and schedule meetings of each party's technical personnel.

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4.   INDEMNIFICATION


4.1  INDEMNIFICATION OBLIGATION

     Each party shall be responsible for its own activity against any third party. In particular, each party shall be responsible for any losses, damages, liability or expense arising out of its products. As a result, each party (the "INDEMNITOR") shall indemnify, defend and hold harmless the other and its officers, directors, employees and agents and their respective successors, legal representatives, heirs and assigns (the "INDEMNITEES"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claim, suits, actions, demands or judgements:

     (a) as a result of or in connection with the conduct of the Indemnitor's business, including actions taken or representations made by in connection with its performance of this Agreement; or

     (b) arising out of the condition, character or quality of any product or service sold by the Indemnitor, including those based in any theory of product liability, including, but not limited to, actions in the form of tort, warranty, or strict liability, concerning any of the Indemnitor's products or products made, used or sold by the Indemnitor, its Subsidiaries.

4.2  EXCEPTIONS

     The indemnification obligation under clause 4.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the gross negligence or wilful misconduct of the Indemnitees.

5.   CONFIDENTIAL INFORMATION

5.1  CONFIDENTIAL INFORMATION

     Each party shall hold in confidence, and shall use solely for purposes of or provided in this Agreement any confidential or proprietary information ("CONFIDENTIAL INFORMATION") received by it from the other or derived from Confidential Information received from the other, and shall protect the confidentiality of such with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care. This clause 5.1 shall survive termination of this Agreement for a period of 5 years.

5.2  EXCEPTIONS

     The obligations of clause 5.1 shall not apply to any portion of the Confidential Information which:

     (a) is now or which hereafter, through no act or failure to act on the part of the receiving party, becomes generally known in the heavy and/or light wheel industry;

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     (b)  is hereafter furnished to the receiving party by a third party without obligation to keep such information confidential;

     (c) is independently developed by the receiving party without the use of the Confidential Information;

     (d) is required to be disclosed pursuant to a legal, judicial or administrative procedure or otherwise required by law;

     (e) is already in the possession of, or known to, the receiving party prior to its receipt; or

     (f) is approved for release or use without restriction by written authorization of an officer of the disclosing party.

     Subject to the requirements of clause 5.1, hereof, the receiving party may disclose appropriate portions of Confidential Information to its employees who have a need to know the specific information in question, and to subsidiaries, affiliates, representatives, agents, auditors, lenders and regulators having a need or right to know. No Confidential Information shall be disclosed to any third party by a receiving party without the prior written consent of the other party.

5.3  RETURNING CONFIDENTIAL INFORMATION

     In case of termination of this Agreement the parties shall immediately cease to use all the Confidential Information and within thirty (30) days shall return all materials of any kind containing Confidential Information of the other party to that party.

5.4  INJUNCTION

     Confidential Information has been and will continue to be of central importance to the business of a disclosing party and its disclosure to or use by others will cause immediate and irreparable injury to the disclosing party, which may not be adequately compensated by damages and for which there is no adequate remedy at law. In the event of any actual or threatened misappropriation or disclosure of Confidential Information, the receiving party agrees that the disclosing party will be entitled to an injunction prohibiting such misappropriation or disclosure, and to specific enforcement of the receiving party's obligations hereunder. The foregoing rights to an injunction and specific performance will be cumulative and in addition to every other remedy now or hereafter available to disclosing party in law or equity or by statute.

5.5  LIMITATION OF LIABILITY

     In no event shall either party be liable for any lost revenues or profits or other special, indirect, consequential or punitive damages arising out of this Agreement, even if that party has been advised of the possibility of such damages, and regardless of whether any remedy set forth herein fails of its essential purpose.

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6.   FEES AND EXPENSES

     Each party shall bear its own costs fees and expenses incurred in negotiating, entering into and implementing this Agreement.

7.   DISPUTE RESOLUTION

7.1  DISPUTES

     All claims, disputes and other matters in controversy (herein called "DISPUTE") arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or non-contractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this clause 7.

7.2  RESOLUTION

     The parties shall attempt to settle any dispute, claim or controversy arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual co-operation. The primary forum for the settlement of matters arising hereunder shall be through the Steering Committee provided for above which shall meet within fifteen (15) days of notification of a dispute by one of them. If the dispute is not resolved within five (5) days of such meeting (or sixteen (16) days should a meeting of such persons have not occurred for any reason), either party may refer the matter to the chief executives of each party. If the Steering Committee fails to produce a solution accepted by the parties affected by the matter in question then the following procedures shall be adhered to by the parties:

     (a) the respective chief executives of the affected parties shall attempt to resolve the dispute by meeting fully briefed on the issues and discussing the possible solutions and if possible agreeing on a solution or procedure for a solution (which may include one of the further steps set out below). The chief executives shall be obliged to meet for this purpose within thirty (30) days of notification of dispute;

     (b) if a meeting of chief executives does not lead to a solution. any one of such chief executives may require that the dispute shall be mediated by an international expert of standing and repute in the field of the subject matter of the dispute, selected from a panel of mediators proposed by the Centre for Dispute Resolution (CEDR) in the United Kingdom. The parties agree to co-operate and participate with the mediation process by making available, promptly and adequately resourced and available senior executives and adhering to the processes proposed by such mediator. Costs of the mediator shall be borne equally by the parties to the dispute; other costs shall be borne by the party incurring them. The mediator shall be selected by agreement, not to be delayed or withheld;

     (c) if agreement or solution is not reached within ninety (90) days of commencement of mediation process or if agreement is not reached on the selection of a mediator, the matter in dispute shall be referred for final solution by arbitration in London, England under the arbitration rules of the International Chamber of Commerce by a single arbitrator agreed between the parties or failing such agreement within thirty (30) days, by a panel of three arbitrators, of whom one shall be appointed by

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          Gianetti Ruote, one shall be appointed by Accuride, and the third shall be appointed by the other two, save that if no agreement is reached by them on the third within thirty (30) days, the third shall be appointed by the President (or equivalent officer) for the time being of the International Chamber of Commerce.

7.3  NO PUNITIVE DAMAGES, FEES

     Under no circumstances shall the arbitrator(s) have any authority to award punitive damages. Judgement on the arbitrator's award may then be entered in any court which has proper jurisdiction. The prevailing party shall be entitled to reimbursement of attorneys' and other fees incurred in satisfying its judgement.

7.4  RIGHTS OF PARTIES

     The use of any of the above procedures shall not be construed under the doctrine of laches, waiver or estoppel to affect adversely the right of either party, and nothing in this section shall prevent either party from resorting to judicial proceedings if:

     (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful; or

     (b) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

8.   COMMUNICATION AND NOTICES

     All communication between the parties shall be in English. All notices, requests, demands and other communications required or permitted hereunder shall be deemed to have been duly given if delivered or mailed by certified or registered airmail with postage prepaid or sent by telex, telegram, cable or facsimile or other electronic transmission (confirmed by such airmail, provided that the failure so to confirm shall not affect the validity of such communications) addressed as follows:

     IF TO GIANETTI RUOTE:
     Address:          Via Stabilimenti 31
                       20020 Ceriano Laghetto (Milano)
                       Italy
     Fax No:           39-011-959-3402
     For the           Francesco Giuliano, Deputy General
     attention of:     Manager

     IF TO ACCURIDE:
     Address:          7140 Office Circle
                       Evansville, IN 47715

     Fax No:           (812) 962-5470
     For the           David K. Armstrong
     attention of:     Senior Vice President & General Counsel

     A party shall notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number.

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9.   DURATION

9.1  INITIAL PERIOD

     This Agreement shall commence as of the Effective Date and expire upon the third (3rd) anniversary of the Effective Date ("INITIAL PERIOD"), unless sooner terminated as provided in clause 9.3.

9.2  EXTENSIONS

     This Agreement shall be automatically extended for additional two (2) year periods following the Initial Period. In the event that a party intends not to extend this Agreement at the end of the Initial Period or an extension of the Initial Period ("EXTENDED PERIOD"), it shall give the other party notice of such intention not later than three (3) months prior to the expiration of the Extended Period then in effect.

9.3  OTHER

     Either party may terminate this Agreement at any time by giving one hundred eighty (180) days advance notice of termination in writing to the other.

10.  GENERAL

10.1 AGREEMENT

     The provisions of this Agreement shall be binding upon and shall survive for the benefit of the parties and their respective successors and permitted assigns, subject, however, to the provisions regarding assignment set out below.

10.2 SEVERABILITY

     In the event that any provision or any portion of any provision contained in this Agreement is unenforceable, the remaining provisions and, in the event that a portion of any provision is unenforceable, the remaining portion of such provision, shall nevertheless be carried into effect.

10.3 NO WAIVER

     The failure of either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision of this Agreement.

10.4 FURTHER ASSURANCES

     Each party shall perform all such acts and execute and deliver all such instruments, documents and writings as may be reasonable required to give full effect to this Agreement.

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10.5  AMENDMENT

      Except as otherwise provided herein, this Agreement can only be modified by written agreement duly signed by persons authorized to sign agreements on behalf of Gianetti and Accuride.

10.6  ASSIGNMENT

      This Agreement shall be binding on the parties hereto, but shall not be assignable by either party without the consent of the other party, which consent shall not be unreasonably withheld, except that no consent shall be required in the event of a transfer of substantially the entire business of either party to which this Agreement pertains.

10.7  CHOICE OF LAW

      This Agreement is made under and shall be governed by and construed in accordance with the laws of the United Kingdom.

10.8  COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute but one and the same instrument.

10.9  ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

10.10 FORCE MAJEURE

      Neither party will be liable to the other for delays in or partial or total failure of performance due to causes beyond such party's reasonable control, including, but not limited to mandatory law, acts of God, acts or omissions of civil or military authority, any rule, regulation or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof, fires, floods, epidemics, war, embargo, riots or national company strikes or lockouts and other causes beyond the control of the affected party.

10.11 HEADINGS

      The headings and captions in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.12 NO RIGHTS IN THIRD PARTIES

      This Agreement is made for the benefit of the parties, and not for the benefit of any third parties unless otherwise agreed to by the parties.

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10.13 NOTICES

      All notices required hereunder must be in writing and delivered either in person or by a means evidenced by a delivery receipt, to the address first set forth above or as otherwise notified in writing. Such notice will be effective upon receipt.

10.14 RELATIONSHIP OF THE PARTIES

      No employees, consultants, contractors, or agents of one party are agents, employees, franchisees of the other party, nor do they have any authority to bind the other party by contract or otherwise to any obligation. No party will represent to the contrary, either expressly, implicitly, or otherwise. No partnership (as that term is understood in law) is or is intended to be created by this Agreement or as a result of its implementation.

10.15 TRANSLATION

      This Agreement may be translated into the Italian language for the convenience of the parties, provided, however, that in all events the English language text of this Agreement, as executed by or on behalf of each party hereto, shall constitute the governing text.

10.16 NON-EXCLUSIVE

      Nothing in this Agreement is intended to prevent or prohibit either of the parties from (i) entering into any commercial or other business relationship with any other person or entity which may conflict with the purposes of this Agreement, or (ii) expanding its or its Subsidiaries' existing sales territory of its products into the existing sales territory of the other party, or otherwise competing with the other party in the sale of heavy wheels or otherwise.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.


GIANETTI RUOTE SPA

By: /s/ G. Perris Magnetto
   --------------------------------
Its: Managing Director


ACCURIDE CORPORATION


By: /s/ William P. Greubel
   --------------------------------
Its: President


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